UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UMH Properties, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

May 14, 2025

Dear Shareholder:

UMH Properties, Inc. previously mailed you our 2025 proxy materials for the Annual Meeting of Shareholders to be held on Wednesday, May 28, 2025, in Freehold, New Jersey. Our proxy materials can also be found online at: www.proxyvote.com, by entering the control number listed on your proxy/voting instruction card. We value your input as a shareholder and encourage you to review our proxy materials and cast your vote.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2025, we were deeply saddened to learn of the death of Mr. Kiernan Conway, one of our directors. Mr. Conway’s term as a director was scheduled to expire at the Annual Meeting and he is listed as a nominee for our Board in the Proxy Statement. At this time, Mr. Conway’s vacancy on the Board has not been filled. The Board is not designating a successor nominee for election at the Annual Meeting. All nominees, other than Mr. Conway, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted for Mr. Conway will be disregarded. If you have already returned your proxy card or provided voting instructions, you do not need to take any action and your shares will be voted as specified therein, other than votes with respect to Mr. Conway. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Conway’s name as a nominee for election as a director.

For the reasons provided in our 2025 Proxy Statement, our Board of Directors recommends that you vote:

FOR - the election of the Board’s nominees Amy L. Butewicz, Michael P. Landy and William E. Mitchell;

FOR - the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2025;

FOR - an advisory resolution to approve the compensation of the Company’s executive officers for the year ended December 31, 2024; and

FOR - the approval of an amendment to the Company’s 2023 Equity Incentive Award Plan.

For your convenience, a duplicate proxy/voting instruction card and return envelope are enclosed, along with telephone and Internet voting instruction. If you have any questions or need assistance voting your shares, please contact Alliance Advisors Toll-Free at: 1-833-216-0903.

A NYSE Company: Symbol - UMH

since 1968

Page | 2

Your vote is needed and valued, so please act today to be sure your shares are voted!

Very truly yours,	Very truly yours,

Eugene W. Landy	Samuel A. Landy
Chairman of the Board	President and Chief Executive Officer

Enclosures

A NYSE Company: Symbol - UMH

since 1968